Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT is dated as of October 27, 2016 (this “Agreement”), and is entered into by and among AdvancePierre Foods Holdings, Inc., incorporated under the laws of Delaware (“Holdings”), AdvancePierre Foods, Inc., incorporated under the laws of Delaware and an indirect wholly-owned subsidiary of Holdings (the “Company”), and Christopher D. Sliva (the “Executive”).

RECITALS

WHEREAS, Holdings and the Company desire to retain the Executive to provide services to Holdings and the Company, and the Executive desires to serve in such capacity, subject to the terms herein provided; and

WHEREAS, the parties hereto desire to set forth terms and conditions of the Executive’s services for Holdings and the Company.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Section 1.                               Services/Term.  The Company hereby agrees to employ the Executive, and the Executive agrees to be employed by the Company, as President of Holdings and the Company and, upon such date as determined by the board of directors of Holdings (the “Board”) but in no event later than December 31, 2017, the Executive shall be appointed as President and Chief Executive Officer of Holdings and the Company, in each case, on the terms and conditions hereinafter set forth and on such other terms and conditions as the Board may reasonably direct from time to time (to the extent not inconsistent with the specific terms of this Agreement). During the Agreement Term, the Executive shall report to the Board.  In addition, the Executive shall hold such other position or positions as may be assigned by the Board to the Executive and shall perform such duties customarily associated with such position(s) and relating to the business and operations of the Company as may from time to time be assigned to the Executive by the Board (to the extent not inconsistent with the specific terms of this Agreement). The period of the Executive’s services under this Agreement shall begin on November 14, 2016 (the “Effective Date”) and shall end on the third anniversary of the Effective Date (the “Agreement Term”), subject to earlier termination as provided in this Agreement.  The Agreement Term shall be automatically extended for successive one-year periods (with the extended term, if any, treated as the new Agreement Term) unless, no later than 180 days prior to the expiration of the Agreement Term, the Company or the Executive provides notice of intent not to so extend the Agreement Term.  The Executive’s employment shall terminate upon the expiration of the Agreement Term following such notice by the Company or the Executive as described in the immediately preceding sentence, unless the parties shall agree otherwise in writing.  The Executive shall be appointed as a member of the Board and shall serve as a member of the Board during the Agreement Term.

Section 2.                               Principal Place of Performance/Full Devotion.  The Executive’s principal place of employment shall be the Company’s office in Cincinnati, Ohio.  During the Agreement Term, the Executive shall devote all of the Executive’s business time to the Executive’s duties hereunder and shall, using the Executive’s best efforts, perform such duties in a manner that will faithfully and diligently further the business and interests of the Company.  The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes thereto that may be adopted in writing from time to time.  The Executive agrees that the Executive will travel to whatever extent is reasonably necessary in the conduct of the business of the Company.  Nothing herein, however, shall preclude the Executive from devoting a portion of his time and efforts (and retaining remuneration, if any, for such services) to (i) his personal and family affairs and investments, (ii) charitable, educational, civic and political activities, or (iii) service on the boards of other for-profit and not-for-profit entities, so long as such activities do not materially interfere with the performance of his duties hereunder or otherwise conflict with the interests of the Company; provided, however, that with respect to serving on the board of any for-profit entity, the Executive shall have obtained the prior consent of the Board, which consent shall not be unreasonably withheld.

Section 3.                               Compensation and Benefits.  In full consideration for all services rendered by the Executive during the Agreement Term, the Executive will receive the following compensation and benefits:

(a)                                 Salary.  The Executive shall receive an annual base salary (the “Base Salary”) of $800,000, to be paid in accordance with the Company’s normal payroll procedures and subject to applicable tax deductions and withholdings.  The Base Salary shall be reviewed annually (but not decreased) and any increase shall be in the discretion of the Board.

(b)                                 Annual Bonus. Effective commencing with the Company’s 2017 fiscal year, the Executive shall be entitled to receive an annual incentive bonus (the “Annual Bonus”) with respect to each full fiscal year of the Company commencing after the Effective Date based on performance targets to be established by the Board (or a committee thereof) in its sole discretion after consultation with the Executive.  In this regard, the Board (or a committee thereof) shall set an annual incentive target of one hundred percent (100%) of Base Salary (the “Target Bonus”) and a maximum annual incentive of two hundred percent (200%) of Base Salary; provided that the Company shall be under no obligation whatsoever to provide any Annual Bonus in the event that a minimum target level of performance is not achieved.  The Annual Bonus shall be paid in accordance with the Company’s regular practice for its senior officers, as in effect from time to time.

(c)                                  Signing Bonus.  In addition to the Base Salary, as an inducement for the Executive to accept the position described in this Agreement, the Company shall pay the Executive a signing bonus of $325,000 on the Company’s first regular payroll date following the Effective Date. If the Executive’s employment is terminated due to the Executive’s resignation other than for Good Reason or due to Disability or by the Company for Cause (each such term as defined below) prior to the first anniversary of the Effective Date, the Executive shall promptly repay such signing bonus to the Company.

(d)                                 Benefits.  The Executive shall be eligible to participate in all pension, profit-sharing, group insurance, or other benefit plans on terms and conditions that are no less favorable than those applicable to its other senior officers, but the Company shall not be required to establish any additional such programs or plans and it may modify, interpret or discontinue such plans in its sole discretion.  The Executive shall be entitled to four (4) weeks of paid leave per calendar year, and otherwise in accordance with the Company’s policies regarding vacation.  The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive (in accordance with the policies and procedures from time to time established by the Company for its senior officers) in performing services hereunder.

(e)                                  Relocation and Related Expenses.  In order to assist the Executive with the costs associated with relocation (including but not limited to travel for him and for his family, temporary housing, furnishings and other associated expenses), within 30 days following the Effective Date, the Company shall pay to the Executive a lump sum amount of $272,000; provided, that if the Executive’s employment is terminated due to the Executive’s resignation other than for Good Reason or due to Disability or by the Company for Cause (each such term as defined below) prior to the first anniversary of the Effective Date, the Executive shall promptly repay such amount to the Company.  The Company shall also pay all costs of packing and moving the Executive’s household goods and vehicles up to $30,000, subject to the Company’s receipt of adequate documentation for expenses incurred.

(f)                               Executive Equity.

(i)                                     Replacement Equity Award Grant.  On the Effective Date, Holdings shall grant to the Executive an equity award with a grant date value of $5,000,000, comprised of restricted stock units, with the number of shares of Holdings’ common stock (the “Common Stock”) subject to such grant determined based on the closing price per share of the Common Stock on the New York Stock Exchange on the date of grant (rounded up to the next share), pursuant to Holdings’ 2009 Omnibus Equity Incentive Plan, as amended (the “Plan”).  Subject to the Executive’s continued employment with the Company, such award shall vest in four substantially equal installments on each of the first four anniversaries of the Effective Date (except as provided below).  Consistent with the foregoing and the terms below, the terms and conditions of such award shall be set forth in an award agreement to be entered into by Holdings and the Executive which shall evidence the grant of the award.

(ii)                                  Annual Equity Award Grant.  Effective commencing with the Company’s 2017 fiscal year, the Executive shall be eligible to receive an annual equity award grant with respect to each full fiscal year of the Company commencing after the Effective Date pursuant to the Plan or any future equity compensation plan adopted by Holdings (each, an “Annual Equity Award”).  Each Annual Equity Award shall (A) be comprised of 50% restricted stock units and 50% stock options as determined by the Board (or a committee thereof) in its sole discretion, (B) have a grant date value of $2,250,000, with the number of shares of Common Stock subject to such grant of restricted stock units determined based on the closing price per share of the Common Stock on the New York Stock Exchange on the date of grant (rounded up to the next share) or with respect to such grant of stock options, the grant date value determined pursuant to ASC Topic 718), (C) subject to the Executive’s continued employment with the Company, vest in four substantially equal installments on each of the first four anniversaries of the date of grant and (D) otherwise be subject to the same terms and conditions that apply to the annual equity awards granted to the Company’s other senior officers.  Consistent with the foregoing, the terms and conditions of each Annual Equity Award shall be set forth in an award agreement to be entered into by Holdings and the Executive which shall evidence the grant of the Annual Equity Award.

(iii)                               Sign-On Equity Award.  On the Effective Date, Holdings shall grant to the Executive a fully vested award with a grant date value of $325,000, comprised of Holdings Common Stock, with the number of shares of Common Stock subject to such grant determined based on the closing price per share of the Common Stock on the New York Stock Exchange on the date of grant (rounded up to the next share), pursuant to the Plan.  The Executive shall not sell or otherwise transfer the shares covered by this award at any time prior to the first anniversary of the Effective Date (except upon or following a Change in Control or a termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason or by reason of the Executive’s death or Disability (each such term as defined below)).  If the Executive’s employment is terminated either by the Executive without Good Reason or by the Company for Cause (excluding, for the avoidance of doubt, a termination due to Disability) at any time prior to the first anniversary of the Effective Date, the Executive shall promptly return such shares to the Company.

Section 4.                               Termination and Payments upon Termination.

(a)                                 Termination by the Company for Cause or Due to Death or Disability.  Notwithstanding anything to the contrary in this Agreement, the Executive’s employment may be terminated at any time by the Company for “Cause” (as defined below).  In the event of a termination of the Executive’s employment by the Company for Cause or as a result of the Executive’s death or Disability (where “Disability” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(4)), the Executive (or the Executive’s legal representatives or estate, as applicable) shall be entitled to receive the Executive’s accrued but unpaid salary and accrued unused vacation through the termination date, benefits due or to become due to the Executive up to the date of termination of employment pursuant to any Company policy or applicable law, reimbursable expenses and such other benefits or compensation as may be mandated by law following the date of termination of employment (collectively, the “Accrued Benefits”).  In addition, in the event of such termination due to the Executive’s death or Disability, the Executive shall receive:

(i)                                     any unpaid annual bonus earned for a prior year, which shall be paid in such amount (consistent with the Board’s determination of bonuses for other senior executives) and at such time as such bonuses are paid to other senior executives (the “Prior Year Bonus”);

(ii)                                  a pro rata annual bonus for the year in which such termination occurs which shall be paid in such amount (consistent with the Board’s determination of bonuses for other senior executives) and at such time as such bonuses are paid to other senior executives, and with such proration based on the ratio of the number of days employed during such year to 365 (the “Pro Rata Bonus”); and

(iii)                               full vesting and prompt settlement of any then-unvested portion of the restricted stock unit award granted under Section 3(f)(i) (the “Replacement Grant Vesting”).

Except with respect to the Accrued Benefits, and if applicable the Prior Year Bonus, Pro Rata Bonus and Replacement Grant Vesting, the Executive (or the Executive’s legal representatives or estate, as applicable) shall not be entitled to any additional compensation upon a termination of the Executive’s employment by the Company for Cause or as a result of the Executive’s death or Disability.

(b)                                 For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events:

(i)                                     the Executive’s conviction of or the entry of a guilty plea or plea of no contest to any felony or to any other crime involving moral turpitude;

(ii)                                  the Executive’s willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties;

(iii)                               the Executive’s willful commission of an act of fraud or dishonesty resulting in economic, financial or material reputational injury to the Company or any of its subsidiaries or affiliates;

(iv)                              a willful breach by the Executive of his fiduciary duty to the Company which results in economic or other injury to the Company or any of its subsidiaries or affiliates; or

(v)                                 the Executive’s willful and material breach of the Executive’s covenants set forth in Sections 5, 6 or 7 hereof.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Notwithstanding anything herein to the contrary, the Executive shall not be terminated for “Cause” hereunder unless (A) written notice stating the basis for the termination is provided to the Executive and (B) as to clauses (ii), (iii), (iv) or (v) above, the Executive is given fifteen (15) days to cure the conduct that is the basis of such claim, to the extent curable.

(c)                                  Termination by the Executive Without Good Reason.  Notwithstanding anything to the contrary in this Agreement, the Executive’s employment may be terminated at any time by the Executive without “Good Reason” (as defined below), including as a result of the expiration of the Agreement Term following the Executive’s failure to accept an offer of extension of the Agreement Term from the Company in accordance with Section 1; provided, that the Executive shall provide the Company with at least thirty (30) days’ advance written notice of any such termination without Good Reason.  In the event of a termination of the Executive’s employment by the Executive without Good Reason, the Executive shall be entitled to receive the Accrued Benefits.  Except with respect to the Accrued Benefits, the Executive shall not be entitled to any additional compensation upon a termination of the Executive’s employment by the Executive without Good Reason.

(d)                                 Termination by the Company Without Cause, by the Executive for Good Reason Outside of the Change in Control Protection Period.  If at any time during (or upon the expiration of) the Agreement Term and outside of the Change in Control Protection Period (as defined below) the Executive’s employment is terminated either (x) by the Company without Cause (other than due to the Executive’s death or Disability), including as a result of the expiration of the Agreement Term following the Company’s failure to offer to extend the Agreement Term in accordance with Section 1, (y) by the Executive for Good Reason, the Executive shall be entitled to receive the following payments and benefits:

(i)                                     the Accrued Benefits;

(ii)                                  severance pay in an amount equal to two (2.0) times the sum of Executive’s then-current Base Salary plus (x) two (2.0) times the average of the two Annual Bonuses paid to the Executive with respect to the two fiscal years of the Company immediately preceding the date of termination or (y) if such termination occurs prior to the end of the second full fiscal year commencing after the Effective Date but after the end of the first full fiscal year commencing after the Effective Date, two (2.0) times the average of (A) the actual bonus paid with respect to the first full fiscal year commencing after the Effective Date and (B) the Target Bonus for the then-current fiscal year, or (z) if such termination occurs prior to the end of the first full fiscal year commencing after the Effective Date, two (2.0) times the Target Bonus, payable in accordance with the Company’s regular payroll practices in substantially equal installments during the two (2) year period commencing on the date of termination, subject to Sections 4(g) and 4(h);

(iii)                               payment by the Company of the monthly COBRA premiums with respect to medical plan coverage for the Executive (and his dependents, if covered under the Executive’s medical plan as of the date of termination) until the earlier of (A) the date which is eighteen (18) months following the date of termination of the Executive’s employment or (B) the date on which the Executive obtains other medical plan coverage, whether from another employer or otherwise, subject to Section 4(g); provided, that the Executive properly elects to receive COBRA coverage following the date of termination.  The Executive shall notify the Company immediately if the Executive becomes covered by a medical plan of a subsequent employer or otherwise.  Notwithstanding any provision of this Agreement to the contrary, if the Company determines, in its sole discretion, that it cannot provide such COBRA premium payment benefits without adverse tax consequences to the Executive or the Company or for any other reason, then the Company shall, in lieu thereof, provide to the Executive a taxable monthly amount equal to the monthly plan premium payment in substantially equal monthly installments over such eighteen (18) month period (or the remaining portion thereof).  The benefit described in this Section 4(d)(iii) is referred to herein as the “Continued Health Benefit”);

(iv)                              payment of any Prior Year Bonus;

(v)                                 payment of the Pro Rata Bonus;

(vi)                              Replacement Grant Vesting; and

(vii)                           if the Board fails to appoint the Executive as President and Chief Executive Officer of the Company by no later than December 31, 2017 pursuant to Section 1 and the Executive thereupon terminates his employment for Good Reason, then, to the extent not previously vested, all outstanding restricted stock units, stock options and any other equity or equity-based awards then-held by the Executive shall fully vest and become immediately exercisable as of the date of such termination of employment, subject to Section 4(g).

(e)                                  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events of which the Executive has notified the Company within no more than ninety (90) days of the initial existence thereof and which is not cured by the Company within thirty (30) days after the Company’s receipt of written notice from the Executive of the events alleged to constitute such Good Reason:

(i)                                      A diminution in the Executive’s Base Salary or Target Bonus, except for any reduction not to exceed 10% of the Executive’s Base Salary or Target Bonus if such reduction is applicable to all executive officers of the Company;

(ii)                                   The Company’s failure to pay any compensation required hereunder;

(iii)                                A material diminution in the Executive’s authority, duties or responsibilities;

(iv)                               A relocation of the Executive’s principal place of employment by more than 50 miles from the location of such office as of the Effective Date;

(v)                                  A requirement that the Executive report to a person or entity other than the Board;

(vi)                               The Board’s failure to appoint the Executive as President and Chief Executive Officer of the Company by no later than December 31, 2017 pursuant to Section 1 (for the avoidance of doubt, this clause shall not apply for purposes of determining whether Good Reason exists and any entitlement to the benefit set forth in Section 4(d)(iv) if the Executive’s employment is terminated by the Company or the Executive for any other reason prior to December 31, 2017); or

(vii)                            Any other action or inaction that constitutes a material breach by the Company of this Agreement (as it may be amended from time to time);

provided, that the Executive’s date of termination occurs within thirty (30) days following the expiration of the Company’s cure period.

(f)                                   Termination by the Company Without Cause or by the Executive for Good Reason During the Change in Control Protection Period.  If a “Change in Control” (as defined below) occurs during the Agreement Term and the Executive’s employment is terminated either (x) by the Company without Cause (other than due to the Executive’s death or Disability), including as a result of the expiration of the Agreement Term following the Company’s failure to offer to extend the Agreement Term in accordance with Section 1, or (y) by the Executive for Good Reason, in each case, within nine (9) months after the date of the Change in Control (the “Change in Control Protection Period”), then the Executive shall be entitled to receive the following payments and benefits:

(i)                                     the Accrued Benefits;

(ii)                                  severance pay in an amount equal to three (3.0) times the sum of Executive’s then-current Base Salary plus (x) three (3.0) times the Executive’s Target Bonus Amount, payable in a lump sum on the first regularly scheduled payroll date following the date on which the Release becomes irrevocable, except that if such Change in Control does not satisfy the definition set forth in Section 409A(a)(2)(A)(v) of the Code (as defined below), such amount shall be payable in accordance with the Company’s regular payroll practices in substantially equal installments during the three (3) year period commencing on the date of termination), subject to Sections 4(g) and 4(h);

(iii)                               the Continued Health Benefit;

(iv)                              any Prior Year Bonus; and

(v)                                 a Pro Rata Bonus.

(g)                                  Conditions to Severance Payments and Benefits.  Notwithstanding anything to the contrary in this Agreement, it shall be a condition to the Executive’s right to receive the payments and benefits provided for in Sections 4(d)(ii) through (vii) or Sections 4(f)(ii) through (v), as applicable, that the Executive (x) continue to comply with the Executive’s obligations under Sections 5, 6 and 7 and (y) execute and deliver to the Company and not revoke a general release in favor of the Company and its affiliates in substantially the form attached hereto as Schedule A (the “Release”), which Release shall be delivered to the Executive within five (5) days following the Executive’s date of termination.  The Release must be executed and delivered to the Company (and no longer subject to revocation, if applicable) within sixty (60) days following the Executive’s date of termination (the “Release Period”).

(h)                                 Certain Payment Delays.  Notwithstanding anything to the contrary in this Agreement, the first installment of the severance pay described in Section 4(d)(ii) or Section 4(f)(ii), as applicable, shall be paid on the first regularly scheduled payroll date following the date on which the Release becomes irrevocable and shall include any amounts the Executive would otherwise have been paid prior to such payment date; provided, however, that to the extent required to comply with Section 409A (as defined below), if the Release Period spans two (2) calendar years, the first installment of such severance pay shall be paid on the first regularly scheduled payroll date that occurs in the second calendar year (and such installment shall include all payments that would otherwise have been paid prior to such date if this clause did not apply).

(i)                                     No Offset.  The Executive shall not be required to mitigate damages resulting from his termination of employment and payments arising under this Section 4 and shall not be subject to any set-off or counterclaim that the Company may have against the Executive.

Section 5.                               All Business to be the Property of the Company; Assignment of Intellectual Property.

(a)                                 Work Product.  The Executive agrees that all work product developed by the Executive for the Company or any of its subsidiaries or affiliates in any capacity, alone or working with others, including without limitation financial data, “Intellectual Property” (as defined below), models, formulas, business strategies, product development (and proprietary product data), investor lists, marketing plans, investment prospects, plans, business operations and strategies, and any other incident of work product so developed or earned or carried on by the Executive, in each case whether in writing, oral, electronic or any other form, is and shall be the exclusive property of the Company or its applicable subsidiary or affiliate for its sole use.  The Executive agrees that the Company shall own forever and throughout the world (exclusively during the current and renewed or extended term of copyright anywhere in the world and thereafter, non-exclusively) all rights of any kind or nature now or hereafter known in and to all of the products and results of the Executive’s services performed for the Company and its subsidiaries or affiliates and the Executive hereby assigns such rights to the Company (or to such other person designated by the Company) and agrees to execute any documents and take any action reasonably requested by the Company to perfect or protect the rights.  The Executive acknowledges and agrees that all “Confidential Matters” (as defined below) shall be the property of the Company and, upon termination of the Executive’s service or upon Company request, the Executive shall return all such property to the Company.  Except in performance of services for the Company or any of its subsidiaries or affiliates, the Executive shall not, either during the Agreement Term or thereafter, use for the Executive’s own benefit or for the benefit of any other person, any Intellectual Property.

(b)                                 “Intellectual Property” means all United States, international and foreign intellectual property, including, without limitation, any or all of the following:  (i) all proprietary information, trade secrets, and know how, including but not limited to, confidential software, source code, invention disclosures, improvements, customer lists, supplier lists, business plans, development projects, technical data, and documentation; (ii) all rights in trade names, marks and brand identifiers used in connection with the business of the Company or any of its subsidiaries, whether or not registration has been obtained or applied for, all trademarks, service marks, trade names, trade dress, domain names, slogans, and logos, and registrations and applications therefore throughout the world, and all goodwill arising from or associated with the foregoing; (iii) all rights in inventions, and proprietary methods and processes (in each case, whether patentable or not), as well as all United States, international and foreign patents and applications therefore, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof throughout the world; (iv) all rights in expressive works of authorship, whether or not copyright registration has been obtained therefore, including without limitation all copyrights, copyright registrations and applications therefore and all other rights corresponding thereto, including all moral rights of authors, throughout the world; and (v) all computer source code and object code.

Section 6.                               Confidentiality.  The Executive agrees to treat as confidential and not disclose, and to cause his Authorized Representatives (as defined below) to treat as confidential and not disclose, any information pertaining to the Company or any subsidiary or affiliate of the Company that is provided to the Executive pursuant to this Agreement or otherwise, together with any memoranda, notes or other documents or analyses developed by the Executive or any representative or other person acting on behalf of the Executive (collectively, his “Authorized

Representatives”) which use such information, but in any case excluding (a) information that was, is or becomes generally available to the public other than as a result of a disclosure by the Executive or his Authorized Representative in breach of this Agreement, (b) information that was within the possession of the Executive or his Authorized Representative prior to being provided to such person pursuant to this Agreement from a source that was not, by virtue of such disclosure, in breach of any obligation of confidentiality of such source with respect to such information, and (c) information that is lawfully obtained by the Executive or his Authorized Representative after the date hereof from a source that was not, by virtue of such disclosure, in breach of any obligation of confidentiality of such source with respect to such information (collectively, with the exception of such exclusions, “Confidential Matters”); provided that the Executive (or his Authorized Representative) may disclose Confidential Matters: (i) as the Executive may reasonably determine is necessary to discharge his duties under this Agreement; (ii) as may be required in connection with any governmental agency, regulatory authority or self-regulatory organization with jurisdiction over the Executive (or his Authorized Representative) or the Company but only that portion of such Confidential Matters which, based on advice of counsel for the Executive, is required; (iii) as may be required in response to any summons or subpoena or in connection with any litigation; or (iv) as to which the Company otherwise has consented in writing.  Notwithstanding any other provision herein, the Executive understands and acknowledges that, pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.

Section 7.                               Certain Obligations.  The Executive shall comply with the obligations set forth on Schedule B attached hereto during the Agreement Term and for a period of one year thereafter subject to the terms and conditions contained in Schedule B.

Section 8.                               Acknowledgements.  In consideration of the provisions set forth in this Agreement, the Executive and the Company hereby covenant, agree and acknowledge that the periods of time and the geographic area applicable to the covenants contained in Sections 5, 6 and 7 are reasonable, in view of the geographic scope and nature of the business in which the Company is and will be engaged and the Executive’s knowledge of the business of the Company.  However, if such period or such area should be finally adjudged unreasonable in any judicial proceeding, then the period of time shall be reduced by such number of months or such area shall be reduced by elimination of such portion of such area, or both, as are deemed unreasonable, so that this covenant may be enforced in such area and during such period of time as are adjudged to be reasonable.

Section 9.                               Tax Matters.

(a)                             To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with Section 409A of Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”).  If, however, the parties determine that any compensation or benefits payable under this Agreement may be or become subject to Section 409A, the parties shall cooperate to adopt such amendments to this Agreement or to adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take such other actions, as the parties determine to be necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of noncompliance with Section 409A.

(b)                             To the extent required by Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)                              Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 4, shall be paid to the Executive during the six (6)-month period following the Executive’s separation from service from the Company to the extent that paying such amounts at the time or times indicated in this Agreement would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such six (6)-month period and, thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(d)                             For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A.

(e)                              To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(f)                                   The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)                                  Notwithstanding any other provision of this Agreement, in the event that the amount of payments or other benefits payable to the Executive under this Agreement, together with any payments, awards or benefits payable under any other plan, program, arrangement or agreement, would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code), such payments and benefits shall be reduced (by the minimum possible amounts) in the order set forth below until no amount payable to the Executive under this Agreement or otherwise constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code); provided, however, that no such reduction shall be made if the net after-tax amount (after taking into account federal, state, local or other income, employment and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax amount (after taking into account federal, state, local or other income, employment and excise taxes) to the Executive resulting from the receipt of such payments and benefits with such reduction. For purposes of all present value determinations required to be made under this Section (g), the Company and the Executive elect to use the applicable federal rate that is in effect on the Effective Date pursuant to Treasury Regulations Section 1-280G, Q&A-32.  If any payments or benefits payable to the Executive are required to be reduced pursuant to this Section, such payments and/or benefits to the Executive shall be reduced in the following order: first, payments that are payable in cash, with amounts that are payable last reduced first; second, payments due in respect of any equity or equity awards included at their full value under Section 280G (rather than their accelerated value); third, payments due in respect of any equity or equity awards valued at accelerated value under Section 280G, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and fourth, all other non-cash benefits.  All determinations required to be made under this Section 9(g), including whether a payment would result in an “excess parachute payment” and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive as requested by the Company or the Executive.  The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this section.  The Company shall bear all costs the Accounting Firm may incur in connection with any calculations contemplated by this Section.

Section 10.                        Change in Control Protections.  If a “Change in Control” (as defined below) occurs during (or on the date of expiration of) the Agreement Term, then, to the extent not previously vested, all outstanding restricted stock units, stock options and any other equity or equity-based awards then-held by the Executive shall fully vest and become immediately exercisable upon such Change in Control.  For purposes of this Agreement, “Change in Control” shall mean the sale or other transfer of Holdings to, an Independent Third Party (as defined below) or group of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of Holdings possessing the voting power under normal circumstances (without regard to the occurrence of any contingency) to elect a majority of the Board (whether by merger, consolidation or sale or transfer of Holdings’ capital stock) or (ii) all or substantially all of Holdings’ assets determined on a consolidated basis.  “Independent Third Party” means any person or entity who, immediately prior to the contemplated transaction, does not own in excess of 5% of the common stock on a fully-diluted basis (a “5% Owner”), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other persons.

Section 11.                        Indemnification/D&O Liability Insurance.  The Company agrees before, during and after the Agreement Term to indemnify and hold harmless the Executive (and advance him expenses) to the fullest extent permitted by the Company’s and Holdings’ articles of incorporation and/or by-laws, which for the Company and Holdings shall be the articles and by-laws as in effect as of the Effective Date (unless such documents are amended in a manner favorable to the Executive, in which case the Executive shall be afforded the benefits of such amendment), or if greater, in accordance with applicable law for actions or inactions of the Executive as an officer, director, employee or agent of the Company or Holdings or any affiliate or as a fiduciary of any benefit plan of any of the foregoing or as otherwise set forth in the applicable document.  The Company also agrees to provide the Executive with directors’ and officers’ liability insurance coverage (obtained by the Company or Holdings) both during and, with regard to matters occurring during, employment or while serving as a director of the Company, Holdings or any affiliate, which coverage will be at a level at least equal to the level being maintained at such time for the then current officers and directors and shall continue until such time as suits can no longer be brought against the Executive as a matter of law.

Section 12.                        Notices.  All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, overnight delivery service, facsimile or electronic transmission (each of which must be confirmed) or by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

if to the Executive, at the most recent address identified on the payroll records of the Company with a copy to:

Vedder Price P.C.

222 North LaSalle Street

Suite 2600

Chicago, Illinois 60601

Attn: Robert F. Simon

Facsimile No.: 312.609.5005

if to the Company or Holdings, to:

AdvancePierre Foods Holdings, Inc.
9987 Carver Road
Blue Ash, Ohio 45242
Attn:  Chairman of the Board

with a copy to:

Oaktree Capital Management, L.P.
333 South Grand Avenue, 28th Floor
Los Angeles, California  90071
Attn:  Matthew Wilson
Facsimile No.:  213.830.8833

and:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue
Suite 3400
Los Angeles, California 90071
Attn: Jeffrey H. Cohen
Facsimile No.: 213.621.5288

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails.  Any party may from time to time change its address for further Notices hereunder by giving notice to the other parties in the manner prescribed in this Section.

Section 13.                        Entire Agreement.  This Agreement, including any attached annexes, exhibits and schedules, contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement (other than equity awards, which are to be governed by separate agreements), and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

Section 14.                        Assignment.  No party may assign its rights or obligations under this Agreement, and any attempted or purported assignment or any delegation of any party’s duties or obligations arising under this Agreement to any third party or entity shall be deemed to be null and void, and shall constitute a material breach by such party of its duties and obligations under this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 15.                        Waiver and Amendment.  This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement.  Any agreement on the part of a party hereto to any waiver of a provision herein shall be valid only if set forth in writing in an instrument signed by or on behalf of such party.  The waiver by any party hereto of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 16.                        Governing law; Submission to Jurisdiction; No Jury Trial.

(a)                                 THE LAWS OF THE STATE OF OHIO WITHOUT REFERENCE TO THE CONFLICT OF LAW PRINCIPLES THEREOF SHALL GOVERN THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS AND THE INTERPRETATION OF THE RIGHTS AND DUTIES ARISING HEREUNDER.

(b)                                 Except as otherwise provided in Section 16, any suit, action or proceeding seeking to enforce Sections 5, 6, 7 or 8 of this may be brought in any federal or state court located in the County and State of Ohio (the “Ohio Courts”), and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10 shall be deemed effective service of process on such party.

(c)                                  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 17.                        Equitable Relief.  The Executive recognizes and agrees that the Company’s remedy at law for any breach of the provisions of Sections 5 through 8 (inclusive) would be inadequate and that for breach or threatened breach of such provisions the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by law, without posting a bond and, in the event the Executive’s services are terminated for Cause, to the right of set off against any amounts due to the Executive by the Company.  The Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

Section 18.                        Dispute Resolution.  Any controversy or claim arising out of or relating to this Agreement, except as provided for in Section 16 shall be finally and exclusively determined in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “Rules”) then in effect by a single arbitrator, agreed to by each of the Executive and the Company, if parties cannot agree upon an arbitrator, then by the American Arbitration Association in accordance with the Rules.  The Company shall pay the fees and expenses of such arbitration.  Each party shall bear and pay all attorneys fees, costs and expenses incurred by it or on its behalf in connection with such dispute.  The place of arbitration shall be Cincinnati, Ohio.  The Rules can be found online at http://www.adr.org/aaa/faces/rules.

Section 19.                        Severability.  Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 20.                        Captions.  The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

Section 21.                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Section 22.                        Costs and Attorneys’ Fees.  Whether or not the transactions contemplated hereby are consummated, each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own legal, financial or other consultants, accountants and counsel.

Section 23.                        Judicial Interpretation.  Should any provision of this Agreement require judicial interpretation, it is agreed that a court or other tribunal interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

Section 24.                        No Third Party Beneficiaries.  Except as expressly provided in this Agreement, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto.

Section 25.                        No Conflicting Obligations.

(a)                                 The Executive represents and warrants to the Company that, as of the Effective Date, (i) neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates or will violate the provisions of any other written agreement to which he is a party or by which he is bound; and (ii) except for obligations to maintain confidentiality of certain information relating to previous employers which will not unreasonably interfere with the performance of his duties hereunder, there are no written agreements by which he is currently bound which would prevent him from performing his duties hereunder.

(b)                                 The Company represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement by it has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on its behalf is duly authorized to do so, and (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

ADVANCEPIERRE FOODS HOLDINGS, INC.

/s/ Dean Hollis
By: Dean Hollis, its Chairman of the Board of Directors

ADVANCEPIERRE FOODS, INC.

/s/ Dean Hollis
By: Dean Hollis, its Chairman of the Board of Directors

EXECUTIVE

By:	/s/ Christopher D. Sliva
Christopher D. Sliva

[Signature page to Executive Employment Agreement]

SCHEDULE A

GENERAL RELEASE

This general release (“General Release”) is entered into by and between AdvancePierre Foods, Inc., a Delaware corporation (the “Company”), and Christopher D. Sliva (the “Executive”).

1.                                      In consideration of the Company’s obligations set forth in the employment agreement to which this Schedule is attached (the “Agreement”), including but not limited to the payments and benefits described therein, the Executive, on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases the Company and its owners and each of their respective parents, subsidiaries and affiliates (including AdvancePierre Foods Holdings, Inc. (“Holdings”)), together with each of their respective owners, assigns, agents, directors, partners, officers, employees, attorneys and representatives and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which the Executive or his heirs, executors, administrators, successors or assigns ever had, now have or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Company or any of the other Releasees (i) from the beginning of time to the date of this General Release and (ii) relating to his employment or the termination thereof.  This release includes, without limitation, all claims arising out of, or relating to, the Executive’s employment and/or end of his employment with the Company or any of its parents, subsidiaries or affiliates and all claims arising under any federal, state and local labor, employment and/or anti-discrimination laws including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, Executive Order 11246, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act of 1989, any Ohio laws as applicable, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the Releasees and the Executive; provided that, this General Release shall not release the Company or Holdings from its obligations under Sections 4, 9 and 11 of the Agreement, nor shall it release the Executive’s rights as a shareholder of Holdings, any claim by the Executive for workers’ compensation benefits, or any claim which, as a matter of law, may not be released.  By signing this General Release, the Executive represents that the Executive has not commenced or joined in any claim, charge, action or proceeding whatsoever against any of the Releasees arising out of or relating to any of the matters set forth in this paragraph.  Nothing in this General Release shall be construed to prohibit the Executive from filing a charge or complaint with, or participating in any investigation or proceedings conducted by, the Equal Employment Opportunity Commission or any other federal, state or local administrative or regulatory agency, provided, however, the Executive will not be entitled to or accept any personal recovery in any action or proceeding that may be commenced on the Executive’s behalf arising out of the matters released hereby.

2.                                      The Company hereby advises the Executive to consult with an attorney of the Executive’s choosing before executing this General Release.  The Executive has twenty-one (21) days to consider this General Release, although the Executive may elect to sign and return it sooner if the Executive so desires.  Once the Executive has signed this General Release, the Executive shall have seven (7) days from the date the Executive signs it to revoke the Executive’s consent to this General Release by delivering (by hand or overnight courier) written notice of revocation pursuant to Section 12 of the Agreement.  If no such revocation occurs, this General Release shall become effective on the eighth (8th) day following the Executive’s execution of this General Release.

3.                                      It is the desire and intent of the parties that the provisions of this General Release shall be enforced to the fullest extent permissible.  In the event that any one or more of the provisions of this General Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law.  Moreover, if any one or more of the provisions contained in this General Release is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

4.                                      The failure of any of the parties to insist, in one or more instances, upon strict performance of any of the terms or conditions of this General Release shall not be construed to constitute a waiver or relinquishment of any right granted under this General Release or of the future performance of any such term, covenant, or condition, and the obligations of the appropriate party with respect to any such term or condition shall continue in full force and effect. This General Release, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this General Release because that party drafted or caused that party’s legal representatives to draft any of its provisions.

5.                                      This General Release and the Agreement set forth the entire agreement and understanding between the Executive and the Company and merges and supersedes any and all prior agreements, representations, discussions, and understandings of every kind and nature, written and oral, between the Executive and the Company concerning the subject matter hereof.  The Executive represents that, in executing this General Release, he has not relied upon any representation or statement made by the Company other than those set forth herein, with regard to the subject matter, basis or effect of this General Release or otherwise.  This General Release may not be altered or modified other than in a writing signed by the Executive and authorized representatives of the Company, and shall be governed by and construed and enforced in accordance with the laws of the State of Ohio, without reference to its conflict of law rules.  This General Release is personal to the Executive and may not be assigned by the Executive.  This General Release may be assigned by the Company to its respective successors and shall be binding upon the successors and assigns of the Company.

Agreed to and Accepted:

EXECUTIVE

By:
Christopher D. Sliva

Dated:

SCHEDULE B

Certain Obligations

In consideration of the amounts payable and benefits provided under Section 4 of the employment agreement to which this Schedule B is attached (the “Agreement”), and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties agree to the following provisions:

1.1                               Non-Competition. The Executive understands and agrees that the Company and its subsidiaries and affiliates do business throughout the State of Ohio and other states.  The Executive further understands and agrees that he is a high ranking officer of the Company and will have access to confidential and trade secret information and goodwill of the Company and its subsidiaries and affiliates that will allow the Executive to unfairly compete with the Company and its subsidiaries and affiliates justifying this restriction.  If the Executive’s employment is terminated (by either the Executive or the Company), whether or not during the Agreement Term, for any reason other than by reason of the death of the Executive, or due to Disability, then for a period of twelve (12) months commencing on the date of such termination of employment, the Executive agrees that, without the written permission of the Company, he will not engage (whether as owner, partner, stockholder, investor, employee, adviser, consultant, or otherwise) in any business that is in direct competition with the business being conducted by the Company or any of its subsidiaries or affiliates as of the date of termination, in Ohio or in any other state in which the Company is conducting such business (the “Non-Compete Area”) as of the date of such termination.  Notwithstanding the foregoing, passive ownership by the Executive of not more than one percent (1%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or market shall not be deemed, in and of itself, to violate the prohibitions of this paragraph.

1.2                               Non-Solicitation. Without limiting the generality of the foregoing, the Executive agrees that, for a period of twelve (12) months following the Executive’s termination of employment (for any reason, by either the Executive or the Company), he will not, without the prior written consent of the Company, directly or indirectly solicit or attempt to solicit, within the Non-Compete Area, any business from any person or entity that the Company or any of its subsidiaries or affiliates called upon, solicited, or conducted business with as of such termination date, any persons or entities that have been customers of the Company or any of its subsidiaries or affiliates or recruit any person who has been or is an employee of the Company or any of its subsidiaries or affiliates, during the preceding one (1)-year period from such termination date.  In addition, the Executive agrees that he shall not directly or indirectly solicit or encourage any employee or independent contractor of the Company or any of its subsidiaries or affiliates to go to work for or with the Executive or to otherwise end such employee’s or independent contractor’s relationship with the Company for a period of one (1)-year following such termination date.

B-1

1.3                               In the event the Executive violates subsection 1.1 or 1.2 above, the applicable period of time during which the respective restriction applies will automatically be extended for the period of time from which the Executive began such violation until he permanently ceases such violation and the Company shall, among any other rights or remedies, have the right to discontinue the payment of any amounts or benefits, if any, owing to the Executive under this Agreement.

1.4                               The Executive agrees that the restrictions contained in this Schedule B are an essential element of the compensation the Executive is granted hereunder and but for the Executive’s agreement to comply with such restrictions, the Company would not have entered into this Agreement.

1.5                               Should the Company fail to make the payments due under Section 4 of the Agreement, the obligation undertaken by the Executive in this Schedule B and in Sections 7 and 8 of the Agreement shall be void and unenforceable.

B-2